Exhibit 99.2

MERIDIAN WASTE SERVICES, LLC

Financial Statements

For the Years Ended December 31, 2013 and 2012

MERIDIAN WASTE SERVICES, LLC
Table of Contents
For the Years Ended December 31, 2013 and 2012

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholder and Board of Directors
Meridian Waste Services, LLC

We have audited the accompanying balance sheets of Meridian Waste Services, LLC as of December 31, 2013 and 2012 and the related statements of operations, changes in members’ equity, and cash flows for each of the two years in the period ended December 31, 2013. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Meridian Waste Services, LLC as of December 31, 2013 and 2012 and the results of their operations and their cash flows for the each of the two years in the period ended December 31, 2013 in conformity with accounting principles generally accepted in the United States of America.

/s/ D’Arelli Pruzansky, P.A.
Certified Public Accountants

Boca Raton, Florida
August 7, 2014

MERIDIAN WASTE SERVICES, LLC
Balance Sheets
December 31,

ASSETS
	2013	2012

CURRENT ASSETS
Cash	$1,461,372	$1,646,556
Accounts receivable, less allowances for doubtful	440,569	343,962
accounts of $42,509 in 2013 and $0 in 2012
Employee Advances	2,000	-
Note receivable - related party	75,000	202
Prepaid expenses	81,128	68,459
Prepaid insurance	108,393	48,822

Total Current Assets	2,168,462	2,108,001

PROPERTY AND EQUIPMENT
Equipment and fixtures	116,429	69,162
Furniture and fixtures	18,351	18,351
Containers, carts, and roll off	3,568,631	2,727,517
Vehicles	8,887,425	7,686,624

Total Property and Equipment	12,590,836	10,501,654
Less: accumulated depreciation	7,780,233	6,364,005

Net Property and Equipment	4,810,603	4,137,649

OTHER ASSETS
Loan to member	50,000	-
Deposits	8,303	8,303

Total Other Assets	58,303	8,303

TOTAL ASSETS	$7,037,368	$6,253,953

MERIDIAN WASTE SERVICES, LLC
Balance Sheets - continued
December 31,

LIABILITIES AND MEMBERS' EQUITY

CURRENT LIABILITIES
Accounts payable	$239,739	$161,660
Accrued payroll and payroll tax	94,620	69,595
Current portion of long-term liabilities	1,211,299	1,042,664
Deferred revenue	1,910,465	1,744,578
Deposit	25,000	-
Loan from member	25,000	-

Total Current Liabilities	3,506,123	3,018,497

LONG-TERM LIABILITIES
Long-term liabilities, less current maturities	1,991,508	1,957,365

Total Liabilities	5,497,631	4,975,862

MEMBERS' EQUITY	1,539,737	1,278,091

Total Members' Equity	1,539,737	1,278,091

TOTAL LIABILITIES AND MEMBERS' EQUITY	$7,037,368	$6,253,953

MERIDIAN WASTE SERVICES, LLC
Statements of Income
For the Years Ended December 31,

	2013	2012
	Amount	Amount

Service revenues	$11,247,773	$10,076,570
Recycling income	102,099	173,204
Total Income	11,349,872	10,249,774

Cost of Services	8,380,287	7,521,583

Gross Profit	2,969,585	2,728,191

General and Administrative Expenses
Compensation and related expenses	703,688	612,578
Rent expense	249,793	134,778
Advertising expense	95,403	116,187
Depreciation expense	13,541	10,232
Other general and administrative expenses	524,197	437,256

Total General and Administrative Expenses	1,586,622	1,311,031

Income from Operations	1,382,963	1,417,160

Other Income (Expense)
Miscellaneous income	6,995	2,605
Interest income	-	1,004
Gain(Loss) on disposal of assets	(6,250)	15,134
Political contributions	-	(300)
Loss on bad loans	(403)	(110,006)
Interest expense	(146,659)	(159,964)

Total Other Income (Expense)	(146,317)	(251,527)

NET INCOME	$1,236,646	$1,165,633

MERIDIAN WASTE SERVICES, LLC
Statements of Changes in Members' Equity
For the Years Ended December 31, 2013 and 2012

Members' Equity - December 31, 2011	$1,192,458

Net Income	1,165,633

Shareholder Distributions	(1,080,000)

Members' Equity - December 31, 2012	1,278,091

Net Income	1,236,646

Shareholder Distributions	(975,000)

Members' Equity - December 31, 2013	$1,539,737

MERIDIAN WASTE SERVICES, LLC
Statements of Cash Flows
For the Years Ended December 31

	2013	2012

Cash Flows from Operating Activities
Net income	$1,236,646	$1,165,633
Adjustments to reconcile net income to net cash
provided by operating activities
Allowance for doubtful accounts	42,509
Depreciation and amortization	1,424,979	1,553,121
Change in assets - (increase) decrease
Accounts receivable	(139,117)	(73,290)
Other receivables	(76,798)	75,021
Prepaid insurance	(59,571)	6,689
Prepaid expenses	(12,669)	(9,241)
Loan to member	(50,000)
Letter of credit	-	50,297
Deposits	-	5,000
Gain/Loss on sale of asset	6,250	(15,134)
Change in liabilities - increase (decrease)
Accounts payable	78,077	89,899
Accrued expenses	-	(9,203)
Accrued payroll and payroll taxes	25,025	17,358
Deferred revenue	165,887	(56,854)
Deposit	25,000	-
Total Adjustments	1,429,572	1,633,663

Net Cash Provided by Operating Activities	2,666,218	2,799,296

Cash Flows from Investing Activities
Proceeds from sale of fixed assets	12,415	53,622
Purchase of property and equipment	(705,607)	(188,219)
Net Cash Used in Investing Activities	(693,192)	(134,597)

Cash Flows from Financing Activities
Member distributions	(975,000)	(1,080,000)
Loan from member	25,000
Principal payments on notes	(1,208,210)	(1,151,370)
Net Cash Used in Financing Activities	(2,158,210)	(2,231,370)

Net Increase (Decrease) in Cash	(185,184)	433,329

Cash - Beginning of Year	1,646,556	1,213,227

Cash - End of Year	$1,461,372	$1,646,556

MERIDIAN WASTE SERVICES, LLC
Notes to Financial Statements
For the Years Ended December 31, 2013 and 2012

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

NATURE OF OPERATIONS – The Company was organized December 9, 2004 as a Limited Liability Company under the laws of the State of Missouri.  The Company is taxed as an S Corporation.  Meridian Waste Services LLC (the Company) is primarily in the business of residential and commercial waste hauling and has contracts with various cities and municipalities.  The majority of the Company’s customers are located in the St. Louis metropolitan area.

BASIS OF ACCOUNTING - The Company follows accounting principles generally accepted in the United States of America, accordingly it utilizes the accrual method of accounting whereby revenues are recorded when earned and expenses are recorded when incurred.

CONCENTRATIONS OF RISK – The Company maintains its cash balances at one financial institution located in St. Louis, MO.  At various times during the year the account balances exceed the Federally insured limits.  The Company has not experienced any losses on the accounts and management believes it is not exposed to any significant risk on cash.

The Company has significant revenue with two major municipal customers.  These customers accounted for approximately 52.66% and 57.83% of revenue for the years ended December 31, 2013 and 2012, respectively.

	2013	2012

Customer A	31.58%	34.72%
Customer B	21.08%	23.11%
	52.66%	57.83%

CASH AND CASH EQUIVALENTS – For purposes of the statement of cash flows, the Company considers money market funds, certificates of deposit, Treasury bills, and any other short-term debt securities with a maturity of three months or less at the time of purchase to be cash equivalents.

USE OF ESTIMATES - The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect certain reported amounts and disclosures.  Accordingly, actual results could differ from those estimates.

INCOME TAXES – The members elected to have the Company’s income taxed as an “S” Corporation under provisions of the Internal Revenue Code; therefore, taxable income or loss is reported to the individual members for inclusion on their personal tax returns.  No provision for federal and state income taxes is included in these statements.

MERIDIAN WASTE SERVICES, LLC
Notes to Financial Statements
For the Years Ended December 31, 2013 and 2012

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES – CONTINUED

ACCOUNTS RECEIVABLE – Accounts receivable is carried at the original invoice amount.  Customers are billed every three months in advance and payment is due the 15th of the first month of their billing cycle.  If payment is not received, the customer is placed on stop service.  The previous billing cycle is reviewed for stop service accounts.  Uncollected accounts are written off at that time and charged directly against revenue.

Accounts receivable aging at December 31:

	2013	2012

0-30 days	$398,767	$308,338
31-60 days	19,796	17,813
61-90 days	7,836	5,680
Over 90 days	56,679	12,131
Allowance	(42,509)	-
	$440,569	$343,962

ALLOWANCE FOR DOUBTFUL ACCOUNTS – The Company provides an allowance for doubtful accounts equal to the estimated collection losses that will be incurred in collection of receivables related to commercial project invoices.  The estimated losses are based on managements’ evaluation of outstanding accounts receivable at the end of the year.  Allowance for doubtful accounts was $42,509 and $0 at December 31, 2013 and 2012, respectively.

PREPAID EXPENSES – The Company prepays and amortizes the costs of sponsorship agreements and calendar costs over 12 months.  Software support agreements are amortized over 12 months.  The cost of performance bonds are amortized over 12 months.  Prepaid expenses at December 31, 2013 and 2012 respectively, consisted of the following:

	2013	2012

Advertising	$50,492	$34,146
Software support	7,240	5,320
Performance bonds	23,396	19,184
Rent	$-	$9,809
	81,128	68,459

MERIDIAN WASTE SERVICES, LLC
Notes to Financial Statements
For the Years Ended December 31, 2013 and 2012

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES – CONTINUED

PROPERTY AND EQUIPMENT - Property and equipment is stated at cost.  Depreciation is computed using the straight-line method over the following estimated useful lives of the assets.

YEARS
Trucks	5 years
Containers and carts	7 years
Leasehold Improvements	7-15 years
Furniture and equipment	5-7 years
Office equipment	3-7 years

Depreciation expense amounted to $1,424,979 and $1,553,121 for the years ended December 31, 2013 and 2012, respectively.

Expenditures for major renewals and betterment that extend the useful lives of property and equipment are capitalized.  Expenditures for maintenance and repairs are charged to expense as incurred.

IMPAIRMENT OF LONG-LIVED ASSETS – In accordance with Accounting Standards Codification 360-10, “Property, Plant and Equipment”, the Company periodically reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be fully recoverable.  The Company recognizes an impairment loss when the sum of expected undiscounted future cash flows is less than the carrying amount of the asset.  The amount of impairment is measured as the difference between the asset’s estimated fair value and its book value.  As of December 31, 2013 and 2012, the Company did not impair any long-lived assets.

FAIR VALUE OF FINANCIAL INSTRUMENTS – The Company adopted ASC topic 820, “Fair Value Measurements and Disclosures” (ASC 820), formerly SFAS No. 157 “Fair Value Measurements,” effective January 1, 2009.  ASC 820 defines “fair value” as the price that would be received for an asset or paid to transfer a liability (and exit price0 in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date.  There was no impact relating to the adoption of ASC 820 to the Company’s financial statements.

ASC 820 also describes three levels of inputs that may be used to measure fair value:

Level 1:  Observable inputs that reflect unadjusted quoted prices for identical assets or liabilities traded in active markets.
Level 2:  Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly.
Level 3: Inputs that are generally unobservable.  These inputs may be used with internally developed methodologies that result in management’s best estimate of fair value.

Financial instruments consist principally of cash, accounts receivable, prepaid expenses, accounts payable, accrued liabilities and other current liabilities.  The carrying amounts of such financial instruments in the accompanying balance sheets approximate their fair values due to their relatively short-term nature.  The fair value of long-term debt

MERIDIAN WASTE SERVICES, LLC
Notes to Financial Statements
For the Years Ended December 31, 2013 and 2012

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES – CONTINUED

is based on current rates at which the Company could borrow funds with similar remaining maturities.  The carrying amounts approximate fair value.  It is management’s opinion that the Company is not exposed to any significant currency or credit risks arising from these financial instruments.

ADVERTISING - The Company expenses advertising costs as they are incurred except for Sponsorship and calendar costs which is capitalized and amortized over 12 months.  Advertising expense amounted to $95,403 and $116,187 for the years ended December 31, 2013 and 2012, respectively.

REVENUE RECOGNITION – Our revenues are generated from the fees we charge for waste collection, transfer, disposal and recycling.  The fees charged for our services are generally defined in our service agreements and vary based on contract-specific terms such as frequency of service, weight, volume and the general market factors influencing a region’s rates. We generally recognize revenue as services are performed.

DEFERRED REVENUE – The Company bills one month in advance for the following three months.   The balance in this account consists of amounts billed in October, November, and December for:

	2013	2012

January	$812,515	$735,865
February	655,837	610,047
March	442,113	398,666
	$1,910,465	$1,744,578

COST OF SERVICES – Costs of services includes expenses that are directly attributable to generating service revenues.  Cost of services at December 31, 2013 and 2012 respectively, consisted of the following:

	2013	2012

Labor costs	$2,772,312	$2,514,803
Landfill costs	1,541,692	1,228,786
Depreciation	1,411,438	1,542,889
Fuel costs	1,113,879	1,000,096
Repairs and maintenance	1,037,037	870,726
Vehicle insurance	164,331	83,281
Property taxes	147,046	130,881
Other direct costs		150,121
	$8,380,287	$7,521,583

MERIDIAN WASTE SERVICES, LLC
Notes to Financial Statements
For the Years Ended December 31, 2013 and 2012

 NOTE B - LONG-TERM DEBT

  Long-term debt consists of the following:

	2013	2012
Notes payable in monthly installments to 1st Source Bank totaling $31,405, including interest at 6%, secured by equipment. Maturing from 2014 to 2016.	$761,994	$1,082,162

Note Payable to Ford Motor Credit, interest at 5%, monthly payments of $1,165, matures August 2015, secured by vehicle.	21,405	33,983

Note Payable to KIA Motors, interest at 4.9%, monthly payments of $401, matures August 2015, secured by a vehicle.	7,940	12,753

Notes Payable in monthly installments to TCF Equipment Finance totaling $41,755, including interest ranging from 4.42% to 4.67%, secured by equipment. Maturing from 2014 to 2017.	1,157,327	1,080,188

Notes Payable in monthly installments to Wells Fargo Equipment Finance, Inc. totaling $27,271, including interest ranging from 4.75% to 4.95%, secured by equipment. Maturing from 2014 to 2017.	733,090	537,587

Notes Payable in monthly installments to US Bank Equipment Finance totaling $14,490, including interest ranging from 4.25% to 5.25%, secured by equipment. Maturing from 2016 to 2017.	521,051	253,356

TOTAL DEBT	3,202,807	3,000,029

Less current maturities	1,211,299	1,042,664

TOTAL LONG-TERM DEBT	$1,991,508	$1,957,365

MERIDIAN WASTE SERVICES, LLC
Notes to Financial Statements
For the Years Ended December 31, 2013 and 2012

NOTE B - LONG-TERM DEBT – CONTINUED

The aggregate principal maturities of long-term debt at December 31, 2013 are as follows:

2014	$1,211,299
2015	1,129,965
2016	671,948
2017	189,595
Thereafter	-

TOTAL DEBT	$3,202,807

NOTE C - RELATED PARTY TRANSACTIONS

As of December 31, 2013, the Company had a demand note receivable with an outstanding balance of $75,000 from BRK Holding LLC which is owned by the Company’s members.

As of December 31, 2013, the Company had a demand note receivable with an outstanding balance of $50,000 from J. Reich, a member of the Company.

In September of 2013, C. Barcom, an officer of the Company, made a loan to the Company of $25,000. Repayment is due upon demand.

NOTE D - LEASES

The Company leases its office and warehouse facilities.  The lease agreement commenced September 1, 2010 and expires August 30, 2017.  Future minimum lease payments at December 31, 2013 are as follows:

2014	$265,915
2015	271,915
2016	277,915
2017	283,915
Thereafter	-

TOTAL	$1,099,660

Rent expense amounted to $249,793 and $134,778 for the years ended December 31, 2013 and 2012, respectively.

MERIDIAN WASTE SERVICES, LLC
Notes to Financial Statements
For the Years Ended December 31, 2013 and 2012

NOTE E - COMPENSATED ABSENCES

Employees are entitled to holiday and vacation time throughout the year based on length of service.  Unused vacation time is paid to employees at the end of employment.  Accrued vacation pay at December 31, 2013 and 2012 was deemed immaterial and not accrued.

NOTE F – CASH FLOW INFORMATION

Operating activities reflect interest paid of $146,659 and $159,964 during 2013 and 2012, respectively.

Noncash investing and financing activity during 2013 and 2012:

	2013	2012
Acquisition of equipment
Cost of equipment	$2,058,359	$1,815,160
Less notes payable	1,352,752	1,626,941

Cash payments for equipment	$705,607	$188,219

NOTE G – COMMITMENTS AND CONTINGENCIES

The Company is involved in various claims against the Company, arising in the normal course of business.  Management believes that their insurance coverage will be sufficient to pay potential liabilities, if any.

NOTE H – BONDING

In connection with its normal activities, the Company may be required to acquire a Performance bond on contracts with customers.  There were not any performance bonds required for the years ended December 31, 2013 and 2012.

MERIDIAN WASTE SERVICES, LLC
Notes to Financial Statements
For the Years Ended December 31, 2013 and 2012

NOTE I – NEW ACCOUNTING PRONOUNCEMENTS

In February 2013, the Financial Accounting Standards Board issued an Accounting Standards Update to the Comprehensive Income Topic in the Accounting Standards Codifications.  This update requires separate presentation of the components that are reclassified out of accumulated other comprehensive income either on the face of the financial statements or in the notes to the financial statements.  This update also requires companies to disclose the income statement line items impacted by any significant reclassifications, such as the gains and losses on cash flow hedges and defined benefit pension adjustments.  The adoption of the standard did not have an impact on our consolidated financial condition, results of operations or cash flows.

Other accounting standards that have been issued or proposed by the FASB that do not require adoption until a future date are not expected to have a material impact on the financial statements upon adoption.

NOTE J – SUBSEQUENT EVENTS

The Company has evaluated subsequent events through July 16, 2014, the date the financial statements were available to be issued.

On May 15, 2014 the Company signed an asset purchase agreement with Here To Serve – Missouri Waste Division, LLC, a Missouri limited liability company.  A down payment has been received in the amount of $25,000 which is recorded as a current liability on the Company’s books.